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                                                                      EXHIBIT 11

                           AER ENERGY RESOURCES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                 COMPUTATION OF EARNINGS PER SHARE (UNAUDITED)




                                                         PERIOD FROM
                                                        JULY 17, 1989
                          THREE MONTHS ENDED               (DATE OF
                               MARCH 31,                INCEPTION) TO
                      --------------------------           MARCH 31,
                          1996             1995              1996
                      ------------      -----------     --------------
Weighted average
Common Stock
outstanding.........    19,303,197       17,226,580          9,803,244

Common Stock issued
and stock options
granted in
accordance with SAB
No. 83..............            --               --          1,635,652
                      ------------      -----------      -------------
Total...............    19,303,197       17,226,580         11,438,896
                      ============      ===========      =============
Net loss............  $ (1,751,103)     $(3,330,870)     $ (39,884,861)
                      ============      ===========      =============
Per share amount....  $      (0.09)     $     (0.19)     $       (3.49)
                      ============      ===========      =============


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